EXHIBIT 99.1

News Release

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
   Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                              July 25, 2006

ROWAN REPORTS RECORD OPERATING RESULTS

HOUSTON, TEXAS -- For the three months ended June 30, 2006, Rowan Companies, Inc. (RDC-NYSE) generated record net income of $109.7 million, or 98¢ per share, compared to $42.3 million, or 39¢ per share, in the same period of 2005 and $59.1 million, or 53¢ per share, in the first quarter of 2006. Revenues were a record $382.9 million in the second quarter of 2006, compared to $244.6 million in the second quarter of 2005 and $299.8 million in the first quarter of 2006.

Current quarter results included $24.4 million, or 14¢ per share, of gains on asset sales, compared to $11.4 million, or 7¢ per share, in the second quarter of 2005 and $2.5 million, or 2¢ per share, in the first quarter of 2006. The second quarter 2005 results also included $0.9 million, or less than 1¢ per share, of after-tax loss from discontinued operations.

For the six months ended June 30, 2006, Rowan generated net income of $168.8 million, or $1.51 per share, compared to $85.7 million, or 78¢ per share, in the same period of 2005. Revenues were $682.7 million during the first half of 2006 compared to $467.0 million in the first half of 2005. The 2005 results included $12.0 million, or 11¢ per share, of after-tax income from discontinued operations.

Rowan’s offshore rig utilization was 93% during the second quarter of 2006, down from 96% in the comparable 2005 period, as the Company’s four rigs in Saudi Arabia did not commence operations until well into April. The utilization of Rowan’s other available 15 offshore rigs was 96% during the second quarter of 2006. The Company’s average offshore day rate was a record $143,900 during the second quarter of 2006, up $15,300, or 12%, from the first quarter of 2006 and up $74,100, or 106%, from the second quarter of 2005.

Rowan’s land rig utilization was 100% during the second quarter of 2006, up from 89% in the comparable 2005 period. The Company’s average land rig day rate was $22,400 during the second quarter of 2006, up $200, or 1%, from the first quarter of 2006 and up $5,300, or 31%, from the second quarter of 2005.

The Company’s external manufacturing backlog was a record $567 million at June 30, and included $330 million in the marine group, $139 million in the drilling products group and $53 million in the equipment group.

Danny McNease, Chairman and Chief Executive Officer, commented, “Our second quarter operating results were the best in the Company’s 83-year history. With half of our offshore fleet contracted well into 2007 or beyond, and a manufacturing backlog that stretches into 2008, our prospects for future revenues and earnings have never been brighter. Additions to capacity carried out during 2006 and planned over the next three years should enhance opportunities for further growth in our drilling and manufacturing businesses.

“We believe that worldwide demand for competitive jack-up rigs will continue to exceed the available supply, that the migration of rigs from the Gulf of Mexico to international markets will continue and, as a result, that overall drilling day rates will remain firm. Barring a collapse in oil, natural gas or other commodity prices, we expect worldwide demand for new rigs and rig kits, related drilling products and mining and timber equipment to remain strong.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange and NYSE Arca. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Thousands)

	JUNE 30
	2006	2005

ASSETS

Cash and cash equivalents	$488,331	$487,821
Accounts receivable	375,489	169,962
Inventories	263,325	179,899
Other current assets	85,389	65,502
Total current assets	1,212,534	903,184
Property, plant and equipment - net	1,953,704	1,694,709
Other assets	36,177	15,565
Assets of discontinued operations	-	3,667
TOTAL	$3,202,415	$2,617,125

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$64,922	$64,922
Other current liabilities	360,041	133,045
Total current liabilities	424,963	197,967
Long-term debt	517,865	573,180
Other liabilities	495,579	353,530
Stockholders' equity	1,764,008	1,492,448
TOTAL	$3,202,415	$2,617,125

ROWAN COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Thousands Except Per Share Amounts)

	THREE MONTHS		SIX MONTHS
	ENDED JUNE 30		ENDED JUNE 30
	2006	2005	2006	2005
REVENUES:
Drilling services	$280,110	$182,637	$497,212	$342,916
Manufacturing sales and services	102,776	61,923	185,461	124,036
Total	382,886	244,560	682,673	466,952
COSTS AND EXPENSES:
Drilling services	121,389	99,182	230,184	188,607
Manufacturing sales and services	81,125	51,687	146,512	108,361
Depreciation and amortization	21,951	20,106	42,062	39,960
Selling, general and administrative	16,895	16,086	35,404	29,346
Gain on sale of property and equipment	(24,432)	(9,592)	(26,976)	(10,182)
Total	216,928	177,469	427,186	356,092
INCOME FROM OPERATIONS	165,958	67,091	255,487	110,860
OTHER INCOME (EXPENSE):
Interest expense	(7,128)	(6,318)	(14,125)	(12,174)
Less: interest capitalized	2,261	1,088	3,620	1,859
Interest income	6,948	3,565	15,277	6,111
Gain on sale of investments	-	1,852	-	9,553
Other - net	(61)	233	71	569
OTHER INCOME (EXPENSE) - NET	2,020	420	4,843	5,918
INCOME BEFORE INCOME TAXES	167,978	67,511	260,330	116,778
Provision for income taxes	58,287	24,325	91,534	43,053
INCOME FROM CONTINUING OPERATIONS	109,691	43,186	168,796	73,725
Income (loss) from discontinued operations, net of tax	-	(920)	-	11,963
NET INCOME	$109,691	$42,266	$168,796	$85,688

PER SHARE AMOUNTS:
Income from continuing operations	$0.98	$0.39	$1.51	$0.67
Income from discontinued operations, net of tax	$-	$-	$-	$0.11
Net income	$0.98	$0.39	$1.51	$0.78
AVERAGE DILUTED SHARES	111,951	109,752	111,864	109,567

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Thousands)

	SIX MONTHS
	ENDED JUNE 30
	2006	2005
CASH PROVIDED BY (USED IN):
Operations:
Net income	$168,796	$85,688
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	42,062	40,047
Deferred income taxes	57,176	44,847
Contributions to pension plans	(920)	(66,052)
Gain on sale of assets	(26,976)	(40,471)
Other - net	22,281	13,822
Net changes in current assets and liabilities	(178,763)	(25,046)
Net changes in other noncurrent assets and liabilities	15,043	65
Net cash provided by operations	98,699	52,900

Investing activities:
Property, plant and equipment additions	(258,091)	(76,059)
Proceeds from disposals of property, plant and equipment	34,305	23,900
Proceeds from sale of boat purchase options	-	20,866
Proceeds from sale of investments	-	9,553
Net cash used in investing activities	(223,786)	(21,740)

Financing activities:
Proceeds from borrowings	-	28,302
Repayments of borrowings	(32,461)	(29,472)
Payment of cash dividends	(38,462)	(26,935)
Proceeds from option and debenture plans and other	8,438	18,789
Net cash used in financing activities	(62,485)	(9,316)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(187,572)	21,844
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	675,903	465,977
CASH AND CASH EQUIVALENTS, END OF PERIOD	$488,331	$487,821